Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Advanced Medical Optics, Inc. on Form S-4 of our report dated March 6, 2007 relating to the financial statements of Intralase Corp (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in its method of accounting for share-based compensation in 2006) appearing in the Current Report on Form 8-K/A of Advanced Medical Optics, Inc. dated April 23, 2007. We also consent to the reference to us under “Independent Registered Public Accounting Firms” in the Prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

May 2, 2007